UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
  THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDERSECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number:    000-49856
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                             WESTON TECHNOLOGIES CORP.
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              (Exact name of registrant as specified in its charter)

          80 Wall Street, Suite 818, New York, NY 10005, (212) 809-1200
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Common Stock $.0001 par value
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             (Title of each class of securities covered by this Form)

                                       N/A
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]        Rule 12h-3(b)(2)(ii)     [ ]
                                         Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or
notice date:   77

Pursuant to the requirements of the Securities Exchange Act of 1934, Weston Technologies Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  January 12, 2006


By: /s/ Yin Sen Wong
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Name:   Yin Sen Wong
Title:  Chief Executive Officer